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                               EXHIBIT 11.1

                       CUBIST PHARMACEUTICALS, INC.
                     Computation of Net Income Per Share

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                                                                     Twelve Months Ended
                                                                        December 31,
                                                     ------------------------------------------------
                                                          1996             1995           1994
                                                     -------------   --------------   -------------

Beginning Balance January 1........................      1,016,662          910,027        546,862

Issuance of Common Stock...........................      1,537,337           76,228         85,661
Issuance of Cheap Stock............................        183,122          366,244        366,244

Weighted Average Shares at December 31.............      2,737,121        1,352,499        998,766
Net Loss...........................................    ($3,798,670)     ($5,396,006)   ($4,813,035)
Net Loss per Share.................................         ($1.39)          ($3.99)        ($4.82)
                                                     -------------   --------------   -------------
                                                     -------------   --------------   -------------

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